UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 27, 2017

MIDCOAST ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-36175	61-1714064
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2017, following closing of the Enbridge Inc. merger with Spectra Energy Corp, the following officer and director positions were realigned, effective February 27, 2017, to reflect changing roles.

Specifically, C. Gregory Harper no longer serves as President or a director of Midcoast Holdings, L.L.C. (“MH”), which is the general partner of Midocast Energy Partners, L.P. (the “Partnership”). Laura Sayavedra was elected as a director of MH. R. Poe Reed’s title changed from Vice President & Chief Compliance Officer to President of MH. Mr. Reed, 61, was elected Vice President & Chief Commercial Officer of MH in September 2015 and was elected as a director of MH in November 2015. Previously, Mr. Reed was President and Chief Executive Officer of Caliber Midstream from June 2014 to September 2015. Prior to that Mr. Reed was with CenterPoint Energy from January 2011 through June 2014, most recently from December 2013 through June 2014 serving as Executive Vice President and Chief Commercial Officer for Enable Midstream, an MLP in which CenterPoint Energy holds a majority interest and from January 2011 to December 2013 serving as Senior Vice President and Chief Commercial Officer for Interstate Pipelines for CenterPoint Energy.

In addition, Noor Kaissi no longer serves as Controller and principal accounting officer. Allen Capps was appointed Controller and principal accounting officer. Mr. Capps, 46, is also Controller of Spectra Energy Partners GP, LLC and was appointed Vice President and Controller of Spectra Energy Corp in January 2012. He previously served as Vice President, Business Development, Storage and Transmission, for Union Gas from April 2010. Prior to such time, Mr. Capps served as Vice President and Treasurer for Spectra Energy Corp from December 2007 until April 2010. Mr. Capps has a strong knowledge of the energy industry and years of experience in senior finance and treasury roles.

Chris Kaitson, a named executive officer of MH, has retired from his position as Vice President – Law & Assistant Corporate Secretary of MH.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Midcoast Energy Partners, L.P.
(Registrant)

	By:	Midcoast Holdings, L.L.C., its General Partner

Date: February 28, 2017	By:	/s/ Valorie Wanner
Valorie Wanner
Corporate Secretary
(Duly Authorized Officer)